Exhibit 4.3
CLIFFORD CHANCE LLP
CLIFFORD
CHANCE

EXECUTION VERSION

WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC as Issuer and HSBC BANK PLC MIZUHO INTERNATIONAL PLC THE ROYAL BANK OF SCOTLAND PLC (TRADING AS NATWEST MARKETS) and OTHERS
SUBSCRIPTION AGREEMENT in respect of £250,000,000 2.375 per cent. Notes due May 2029 issued by Western Power Distribution (South West) plc under £3,000,000,000 Euro Medium Term Note Programme

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THIS AGREEMENT is made on 14 November 2017
BETWEEN:

(1)	WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC (the "Issuer");

(2)
HSBC BANK PLC, MIZUHO INTERNATIONAL PLC and THE ROYAL BANK OF SCOTLAND PLC (TRADING AS NATWEST MARKETS) ("NatWest Markets") as joint lead managers and active bookrunners (the "Active Joint Bookrunners"); and

(3)
BANCO SANTANDER, S.A., BARCLAYS BANK PLC, LLOYDS BANK PLC, MERRILL LYNCH INTERNATIONAL, MUFG SECURITIES EMEA PLC and RBC EUROPE LIMITED as joint lead managers and passive bookrunners (the "Passive Joint Bookrunners", and together with the Active Joint Bookrunners, the "Joint Lead Managers").

WHEREAS:

(A)
The Issuer has entered into an amended and restated dealer agreement dated 15 September 2017 (the "Dealer Agreement") with the Dealers and the Arranger named in it in respect of the Issuer's £3,000,000,000 Euro Medium Term Note Programme (the "Programme").

(B)	The Issuer proposes to issue £250,000,000 2.375 per cent. Notes due May 2029 (the "Notes") and the Joint Lead Managers wish to subscribe such Notes.
IT IS AGREED as follows:

1.	Issue of the Notes

1.1
Dealer Agreement: The Notes shall be issued pursuant to clause 2.2 (Syndicated Issues) of the Dealer Agreement and on the terms of clauses 3 (The Notes), 5 (Offering of Notes) to 10 (Indemnification) (but not 9.1 (Initial Conditions Precedent)), 12.1 and 12.2 (Taxation and Costs), 13 (Survival of Certain Representations and Obligations), 14.2 (Rights Accrued), 15 (Communications), 17 (Currency Indemnity) to 20 (Governing Law and Jurisdiction) of the Dealer Agreement as modified by this Agreement. Unless otherwise defined in this Agreement, terms defined in the Dealer Agreement shall have the same meaning in this Agreement. References in the Dealer Agreement to "Notes" and "Dealers" shall be construed as references to the Notes and the Joint Lead Managers, respectively, for the purposes of this Agreement.

1.2
The Notes: The Notes shall be in the form and have the terms set out in Schedule 4 (Terms and Conditions of the Notes) to the Trust Deed as completed by the Final Terms dated the date of this Agreement relating to the Notes which the Issuer confirms it has prepared and copies of which it authorises the Joint Lead Managers to distribute in connection with the offering and sale of the Notes.

1.3	Agreement to Issue: Subject to the terms and conditions of this Agreement, the Issuer agrees to issue the Notes on 16 November 2017 (the "Closing Date") or such later date

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not being later than 30 November 2017 as the Issuer and the Active Joint Bookrunners on behalf of the Joint Lead Managers may agree (the "Issue Date"), to the Joint Lead Managers or as the Active Joint Bookrunners may direct in accordance with Clause 5 (Closing). The Notes shall be issued at a price equal to 99.086 per cent of their nominal amount plus accrued interest, if any, on the Notes from the Closing Date to the Issue Date (the "Issue Price"), subject to the adjustments referred to in Clause 6 (Commission).

1.4
Publicity: The Issuer confirms the arrangements made on its behalf by the Active Joint Bookrunners for announcements in respect of the Notes to be published on such dates and in such newspapers or other publications as it may agree with the Active Joint Bookrunners.

2.	Agreement by the Joint Lead Managers

2.1	The Joint Lead Managers jointly and severally agree that they shall subscribe the Notes on the Issue Date, all on the terms set out herein.

2.2
The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Joint Lead Manager of the ICMA Agreement Among Managers Version 1 (the "AAM") subject to any amendment notified to such Joint Lead Manager in writing at any time prior to the receipt by NatWest Markets of the document appointing such Joint Lead Manager's authorised signatory and its execution of this Agreement. References in the AAM to the "Lead Manager" shall mean the Active Joint Bookrunners and references to each of the "Settlement Lead Manager" shall mean NatWest Markets.

2.3    As among the Joint Lead Managers and without prejudice to Clause 2.1, the Joint Lead Managers agree to allocate the Notes as set out in the table below:

Joint Lead Manager	Commitment
Active Joint Bookrunners
HSBC Bank plc	£ 75,000,000
Mizuho International plc	£ 75,000,000
The Royal Bank of Scotland plc (trading as NatWest Markets)	£ 75,000,000
Passive Joint Bookrunners
Banco Santander, S.A.	£ 4,167,000
Barclays Bank plc	£ 4,167,000
Lloyds Bank plc	£ 4,167,000
Merrill Lynch International plc	£ 4,167,000
MUFG Securities EMEA plc	£ 4,167,000
RBC Europe Limited	£ 4,165,000
Total	£ 250,000,000

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3.	Stabilisation
The parties hereto confirm the appointment of NatWest Markets as the central point responsible for public disclosure of stabilisation and handling any competent authority requests, in each case, in accordance with Article 6(5) of Commission Delegated Regulation EU 2016/1052 of 8 March 2016 supplementing Regulation (EU) No 596/2014 of the European Parliament and of the Council with regard to regulatory technical standards for the conditions applicable to buy-back programmes and stabilisation measures. NatWest Markets shall act as Stabilisation Manager in connection with the distribution of the Notes, and the provisions of clause 5.3 of the Dealer Agreement shall be deemed to be incorporated by reference into this Agreement mutatis mutandis.

4.	Conditions Precedent
Clause 9.2 (Continuing Conditions Precedent) of the Dealer Agreement shall apply to the issue and subscription of the Notes (except that in the case of clause 9.2.8 of the Dealer Agreement, a comfort letter will not be required by the Joint Lead Managers on the date of this Agreement), including a confirmation from Moody's Investors Service Limited and Standard & Poor's Credit Market Services Europe Limited that they have assigned a rating of Baa1 (stable) and A- (stable) respectively to the Notes.

5.	Closing

5.1
Issue of Notes: At 11.00 a.m. (London time) (or such other time as may be agreed between the Active Joint Bookrunners, on behalf of the Joint Lead Managers, and the Issuer) on the Issue Date, the Issuer shall issue and deliver to the Joint Lead Managers or their order in such place as the active Joint Bookrunners may reasonably require a temporary Global Note representing the Notes duly executed and authenticated.

5.2
Payment: Against such delivery the Joint Lead Managers shall pay or cause to be paid to the Issuer the net subscription moneys for the Notes (being the aggregate amount payable for the Notes calculated at the Issue Price less the commissions referred to in Clause 6 (Commission)). Such payment shall be made by the Common Service Provider on behalf of the Joint Lead Managers, in Pound Sterling in same day settlement funds to the account of the Issuer, evidence of such payment taking the form of a confirmation by the Common Service Provider that it has made the relevant payment to the Issuer.

6.	Commission
The Issuer shall pay to the Joint Lead Managers a combined management and underwriting commission of 0.3975 per cent. of the nominal amount of the Notes, to be divided as follows: (i) to each Active Joint Bookrunner, a management and underwriting commission of £281,250.00, and (ii) to each Passive Joint Bookrunner a management and underwriting commission of £25,000.00.
Such commission shall be deducted from the subscription moneys by the Joint Lead Managers prior to payment to the Issuer.

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7.	Expenses
The Issuer shall be responsible for paying all costs and expenses incurred in connection with the issue of Notes.

8.	Communications
The telephone number, fax number, postal address, electronic address and designated person of the Active Joint Bookrunners for the purposes of clause 15 (Communications) of the Dealer Agreement are:
HSBC Bank plc
8 Canada Square
London E14 5HQ
United Kingdom

Telephone:	+44 (0) 20 7991 8888
Fax:	+44 (0) 20 7992 4973
Attention:	Transaction Management Group

Mizuho International plc
30 Old Bailey
London EC4M 7AU
United Kingdom

Telephone:	+44 (0) 20 7236 1090
Fax:	+44 (0) 20 7651 2922
Attention:	MTN Trading Desk

The Royal Bank of Scotland plc (trading as NatWest Markets)
250 Bishopsgate
London EC2M 4AA
United Kingdom

Fax:	+44 (0) 20 7085 2591
Attention:	New Issues, Syndicate Desk

9.	Selling Restrictions
For the purposes of paragraph 3.2 (United States of America) and 3.3 (United States of America) of Schedule B (Selling Restrictions) to the Dealer Agreement, the applicable TEFRA exemption is D Rules.

10.	Contracts (Rights of Third Parties) Act 1999

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A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

11.	Several obligations and no cross default
For the avoidance of doubt, clause 19 (Several obligations and no cross default) of the Dealer Agreement shall apply mutatis mutandis to this Agreement.

12.	Governing Law and Jurisdiction

12.1	Governing Law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

12.2
Jurisdiction: The courts of England are to have jurisdiction to settle any disputes that may arise out of or in connection with this Agreement and accordingly any legal action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This Clause is for the benefit of each of the Joint Lead Managers and shall not affect the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

13.	Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original. Any party may enter into this Agreement by signing any such counterpart.
THIS AGREEMENT has been entered into on the date stated at the beginning.

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Issuer
WESTERN POWER DISTRIBUTION (SOUTH WEST) PLC
By:

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Joint Lead Managers

THE ROYAL BANK OF SCOTLAND PLC (TRADING AS NATWEST MARKETS)
By:

HSBC BANK PLC
MIZUHO INTERNATIONAL PLC
BANCO SANTANDER, S.A.
BARCLAYS BANK PLC
LLOYDS BANK PLC
MERRILL LYNCH INTERNATIONAL
MUFG SECURITIES EMEA PLC
RBC EUROPE LIMITED
Each by its duly authorised attorney:

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